March 20, 2006

     Mail Stop 4561

By U.S. Mail and facsimile to (410) 285-6790

Joseph J. Bouffard
President and Chief Executive Officer
Patapsco Bancorp, Inc.
1301 Merritt Boulevard
Baltimore, MD 21222

Re:	Patapsco Bancorp, Inc.
	Form 10-KSB for Fiscal Year Ended June 30, 2005
	Filed September 26, 2005
      File Number: 000-28032

Dear Mr. Bouffard:

      We have completed our review of your Form 10-KSB and related filings and have no further comments at this time.


								Sincerely,



	                        					John P. Nolan
								Accounting Branch Chief